Free Writing Prospectus	Filed Pursuant to Rule 433
(To the Prospectus dated February 10, 2009, and	Registration No. 333-145845
the Prospectus Supplement dated March 1, 2010)
May 14, 2010

BARCLAYS BANK PLC

Barclays Reverse Convertible NotesSM	All Asset Classes and Structures Under One RoofSM

Terms used in this free writing prospectus are described or defined in the prospectus supplement. The reverse convertible notes (the “Notes”) offered will have the terms described in the prospectus supplement and the prospectus, as supplemented by this free writing prospectus. THE NOTES DO NOT GUARANTEE ANY RETURN OF PRINCIPAL AT MATURITY.

Each reference asset below is in the form of a linked share and represents a separate Note offering. The purchaser of a Note will acquire a security linked to a single linked share (not a basket or index of linked shares). The following terms relate to each separate Note offering:

•	Issuer: Barclays Bank PLC (Rated AA-/Aa3)‡

•	Issue date: May 28, 2010

•	Initial valuation date: May 25, 2010

•	Final valuation date: November 24, 2010

•	Maturity date: November 30, 2010

•	Initial price: Closing price of the linked share on the initial valuation date.

•	Final price: Closing price of the linked share on the final valuation date.

•	Protection price: The protection level multiplied by the initial price, rounded to the nearest cent as appropriate.
•	Interest payment dates: Paid monthly in arrears on the same day of the month as the issue date and calculated on a 30/360 basis, commencing on the month following the issue date.

•	Initial public offering price: 100%

•	Tax allocation of coupon rate:

Deposit income*: TBD

Put premium: The coupon rate minus the deposit income.

‡

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. The ratings mentioned in this paragraph are subject to downward revision, suspension or withdrawal at any time by the assigning rating organization and are not a recommendation to buy, sell or hold securities.

The following terms relate to the specific Note offering for each respective linked share:

Linked Share (each, an “ETF”)	Initial Share Price	Page Number	Ticker Symbol	Principal Amount	Coupon Rate*	Protection Level	Percentage Proceeds to Issuer	Aggregate Proceeds to Issuer	Percentage Discount or Commission**	Aggregate Discount or Commission**	Note Issuance#	CUSIP/ISIN
Market Vectors Gold Miners	TBD	FWP-9	GDX UP <Equity>	TBD	9.75%	75.0%	TBD	TBD	TBD	TBD	E-5379	06740LK20/ US06740LK209
iShares® Dow Jones U.S. Real Estate Index Fund	TBD	FWP-11	IYR UP <Equity>	TBD	9.00%	75.0%	TBD	TBD	TBD	TBD	E-5380	06740LK38/ US06740LK381
iShares® MSCI Emerging Markets Index Fund	TBD	FWP-13	EEM UP <Equity>	TBD	8.50%	75.0%	TBD	TBD	TBD	TBD	E-5381	06740LK46/ US06740LK464
iShares® MSCI EAFE Index Fund	TBD	FWP-15	EFA UP <Equity>	TBD	6.25%	75.0%	TBD	TBD	TBD	TBD	E-5382	06740LK53/ US06740LK530
iShares® Russell 2000 Index Fund	TBD	FWP-17	IWM UP <Equity>	TBD	6.00%	75.0%	TBD	TBD	TBD	TBD	E-5383	06740LK61/ US06740LK613

*	Annualized Rate
**	Barclays Capital Inc. will receive commissions from the Issuer equal to TBD% of the principal amount of the notes, or $TBD per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

See “Risk Factors” in this free writing prospectus and beginning on page S-5 of the prospectus supplement for a description of risks relating to an investment in the Notes.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this free writing prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

Barclays Bank PLC has filed a registration statement (including a prospectus) with the U.S. Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus dated February 10, 2009, the prospectus supplement dated March 1, 2010, and other documents Barclays Bank PLC has filed with the SEC for more complete information about Barclays Bank PLC and this offering. Buyers should rely upon the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents and other documents Barclays Bank PLC has filed for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC or any agent or dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, the pricing supplement and this free writing prospectus if you request it by calling your Barclays Bank PLC sales representative, such dealer or 1-888-227-2275 (Extension 3430). A copy of the prospectus may be obtained from Barclays Capital Inc., 745 Seventh Avenue—Attn: US InvSol Support, New York, NY 10019.

GENERAL TERMS FOR EACH NOTES OFFERING

This free writing prospectus relates to separate Note offerings, each linked to a different linked share. The purchaser of a Note will acquire a security linked to a single linked share (not to a basket or index of linked shares) identified on the cover page. You may participate in any one of the Notes offerings or, at your election, in more than one. We reserve the right to withdraw, cancel or modify any offering and to reject orders in whole or in part. Although each Note offering relates only to the individual linked share identified on the cover page, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to any of those linked shares or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus and the prospectus supplement. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Notes. The prospectus and the prospectus supplement may be accessed on the SEC website at www.sec.gov as follows:

Prospectus dated February 10, 2009:

http://www.sec.gov/Archives/edgar/data/312070/000119312509023285/dposasr.htm

Prospectus Supplement dated March 1, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510043357/d424b3.htm

PROGRAM CREDIT RATING

The Notes are not rated by Standard & Poor’s Ratings Services (“S&P”) or Moody’s Investors Service (“Moody’s”) as a result of certain policy changes by these organizations. As announced in December 2009, S&P no longer rates obligations, such as the Notes, with variable principal payments linked to commodity prices, equity prices or indices linked to either commodity or equity prices. However, the other senior unsecured debt securities of a maturity of more than one year of Barclays Bank PLC unaffected by this policy change are rated AA- by S&P. An AA rating from S&P generally indicates that the issuer’s capacity to meet its financial commitment on the obligations is very strong. In addition, as announced in June 2009, Moody’s no longer issues public ratings of notes, such as the Notes, for which repayment of principal is dependent on the occurrence of a non-credit event. However, the other senior unsecured debt securities of Barclays Bank PLC unaffected by this policy change are rated Aa3 by Moody’s. An Aa3 rating by Moody’s indicates that the rated securities are currently judged by Moody’s to be obligations of high quality and are subject to very low credit risk. The ratings mentioned in this paragraph are a statement of opinion and not a statement of fact and are subject to downward revisions, suspension or withdrawal at any time by the assigning rating agency and are not a recommendation to buy, sell or hold securities.

RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-5 of the prospectus supplement as the following highlights some, but not all, of the risk considerations relevant to investing in the Notes. In particular we urge you to read the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Fully Principal Protected or Are Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Securities with a Barrier Percentage or a Barrier Level”.

The ETF May Underperform the Underlying Index—The performance of the ETF may not replicate the performance of, and may underperform, the Underlying Index. Unlike the Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments

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contained in the ETF, differences in trading hours between the ETF and the Underlying Index or due to other circumstances. Because the payment due at maturity of your Notes is linked to the performance of the ETF and not the Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the Underlying Index.

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the Underlying Index, and the ETF may hold securities not included in the Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

Real Estate Investment Risks—The iShares® Dow Jones U.S. Real Estate Index Fund invests in companies that invest in real estate (“Real Estate Companies”), such as REITs or real estate holding companies. Real estate is highly sensitive to general and local economic conditions and developments, and characterized by intense competition and periodic overbuilding. Real Estate Companies may lack diversification due to ownership of a limited number of properties and concentration in a particular geographic region or property type. Rising interest rates could result in higher costs of capital for Real Estate Companies, which could negatively impact a Real Estate Company’s ability to meet its payment obligations. Real Estate Companies may use leverage (and some may be highly leveraged), which increases investment risk and the risks normally associated with debt financing and could adversely affect a Real Estate Company’s operations and market value in periods of rising interest rates. Investing in Real Estate Companies may involve risks similar to those associated with investing in small capitalization companies. There may be less trading in Real Estate Company shares. Real estate is relatively illiquid and, therefore, a Real Estate Company may have a limited ability to vary or liquidate properties in response to changes in economic or other conditions. Real Estate Companies may be subject to risks relating to functional obsolescence or reduced desirability of properties; extended vacancies due to economic conditions and tenant bankruptcies; catastrophic events such as earthquakes, hurricanes and terrorist acts; and casualty or condemnation losses. Real estate income and values also may be greatly affected by demographic trends, such as population shifts or changing tastes and values, or increasing vacancies or declining rents resulting from legal, cultural, technological, global or local economic developments. The prices of real estate company securities may drop because of the failure of borrowers to repay their loans, poor management, and the inability to obtain financing either on favorable terms or at all. Real estate income and values may be adversely affected by such factors as applicable domestic and foreign laws (including tax laws). Government actions, such as tax increases, zoning law changes or environmental regulations, also may have a major impact on real estate.

Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes linked to iShares® MSCI Emerging Markets Index Fund or to iShares® MSCI EAFE Index Fund or will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of the applicable Underlying Index and iShares® MSCI Emerging Markets Index Fund and iShares® MSCI EAFE Index Fund are denominated. Therefore, if the applicable currencies depreciate relative to the U.S. dollar over the term of the Notes, you may lose money even if the local currency value of the component stocks of the applicable Underlying Index goes up.

Non-U.S. Securities Markets Risks—The stocks included in the applicable Underlying Index for the Notes linked to iShares® MSCI Emerging Markets Index Fund or iShares® MSCI EAFE Index Fund are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the applicable Underlying Index, which may have an adverse effect on the applicable Notes. Also, the public availability of information concerning the issuers of stocks included in the applicable Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the applicable Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

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Risks associated with Emerging Markets—An investment in the Notes linked to iShares® MSCI Emerging Markets Index Fund will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

Suitability of Notes for Investment—You should reach a decision to invest in the Notes after carefully considering, with your advisors, the suitability of the Notes in light of your investment objectives and the specific information set out in this free writing prospectus, the applicable pricing supplement, the prospectus supplement and the prospectus. Neither the Issuer nor any dealer participating in the offering makes any recommendation as to the suitability of the Notes for investment.

No Principal Protection—The principal amount of your investment is not protected and you may receive less, and possibly significantly less, than the amount you invest.

Return Limited to Coupon—Your return is limited to the coupon payments. You will not participate in any appreciation in the price of the linked share.

No Secondary Market—Upon issuance, the Notes will not have an established trading market.

Market Disruption Events and Adjustments—The calculation agent may adjust any variable described in this free writing prospectus, including but not limited to the final valuation date, the initial price, the final price, the protection level, the protection price and any combination thereof as described in the following sections of the accompanying prospectus supplement.

•

For a description of what constitutes a market disruption event and the consequences thereof, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds; and

•

For a description of further adjustments that may affect the linked share, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” with respect to linked shares that are exchange-traded funds.

Taxes—We intend to treat each Note as a put option written by you in respect of the reference asset and a deposit with us of cash in an amount equal to the principal amount of the Note to secure your potential obligation under the put option. Pursuant to the terms of the Notes, you agree to treat the Notes in accordance with this characterization for all U.S. federal income tax purposes. However, because there are no regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes, other characterizations and treatments are possible. See “Certain U.S. Federal Income Tax Considerations” below.

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SUMMARY

Principal Payment at Maturity

A $1,000 investment in the Notes will pay $1,000 at maturity unless: (a) the final price of the linked shares is lower than the initial price of the linked shares; and (b) between the initial valuation date and the final valuation date, inclusive, the closing price of the linked shares on any day is below the protection price.

If the conditions described in (a) and (b) are both true, at maturity you will receive, at our election, instead of the full principal amount of your Notes, a cash amount equal to the principal amount you invested reduced by the percentage decrease in the price of the linked share.

You may lose some or all of your principal if you invest in the Notes.

Interest

The Notes will bear interest, if any, from the issue date specified on the front cover at the coupon rate specified on the front cover of this free writing prospectus. The interest paid, if any, will include interest accrued from the issue date or the prior interest payment date, as the case may be, to, but excluding, the relevant interest payment date or maturity date. No interest will accrue and be payable on your Notes after the maturity date specified on the front cover if such maturity date is extended or if the final valuation date is extended. A “business day” is any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which the banking institutions in New York City or London, generally, are authorized or obligated by law, regulation or executive order to close. See generally “Interest Mechanics” in the prospectus supplement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

You should carefully consider, among other things, the matters set forth in “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement. The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of Notes.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the Notes. Under one reasonable approach, each Note should be treated as a put option written by you (the “Put Option”) that permits us to “cash settle” the Put Option (i.e., require you to pay to us at maturity the difference between the Deposit (as defined below) (plus any accrued and unpaid interest, acquisition discount, and/or original issue discount on the Deposit) and the value of the reference asset at such time), and a deposit with us of cash in an amount equal to the “issue price” or purchase price of your Note (the “Deposit”) to secure your potential obligation under the Put Option. We intend to treat the Notes consistent with this approach. However, other reasonable approaches are possible. Pursuant to the terms of the Notes, you agree to treat the Notes as cash deposits and put options with respect to the reference asset for all U.S. federal income tax purposes. Because the term of the Notes is less than one year, we intend to treat the Deposits as “short-term debt instruments” for U.S. federal income tax purposes. Please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Short-Term Obligations” in the accompanying prospectus supplement for certain U.S. federal income tax considerations applicable to short-term obligations.

On the cover page we have determined the yield on the Deposit and the Put Premium, as described in the section of the accompanying prospectus supplement called “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options”. If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization for the Notes, the timing and character of income on the Notes might differ.

On December 7, 2007, the Internal Revenue Service released a notice that may affect the taxation of holders of certain notes (which may include the Notes). According to the notice, the Internal Revenue Service and the Treasury Department are actively considering whether a holder of such notes should be required to accrue ordinary income on a current basis, and they are seeking comments on the subject. It is not possible to determine what guidance they will ultimately issue, if any.

It is possible, however, that under such guidance, holders of such notes will ultimately be required to accrue income currently and this could be applied on a retroactive basis. The Internal Revenue Service and the Treasury Department are also considering other relevant issues, including whether additional gain or loss from such instruments should be treated as ordinary or capital, whether foreign holders of such instruments should be subject to withholding tax on any deemed income accruals, and whether the special “constructive ownership rules” of Section 1260 of the Internal Revenue Code (which are discussed further in the prospectus supplement) might be applied to such instruments. It is unclear whether any regulations or other guidance would apply to the Notes (possibly on a retroactive basis). Prospective investors are urged to consult their tax advisors regarding the notice and the possible effect to them of the issuance of regulations or other guidance that affects the federal income tax treatment of the Notes.

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We do not plan to request a ruling from the IRS regarding the tax treatment of the Notes, and the IRS or a court may not agree with the tax treatment described in this free writing prospectus.

U.S. holders that are individuals (and, to the extent provided in future regulations, entities) may be subject to reporting obligations applicable to certain foreign financial assets with respect to their Notes if the aggregate value of their Notes and their other “specified foreign financial assets” exceeds $50,000. Significant penalties can apply if a U.S. holder fails to disclose its specified foreign financial assets. This information reporting requirement is generally applicable for taxable years beginning after March 18, 2010. We urge you to consult your tax advisor with respect to this and other reporting obligations with respect to your Notes.

LINKED SHARE ISSUER AND LINKED SHARE INFORMATION

We urge you to read the following sections in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information” with respect to linked shares that are equity securities and “Reference Assets—Exchange-Traded Funds—Reference Asset Investment Company and Reference Asset Information” with respect to linked shares that are exchange-traded funds. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by a company issuing a linked share can be located by reference to the relevant linked share SEC file number specified below.

The summary information below regarding the companies issuing the linked shares comes from the issuers’ respective SEC filings and has not been independently verified by us. We do not make any representations as to the accuracy or completeness of such information or of any filings made by the issuers of the linked shares with the SEC. You are urged to refer to the SEC filings made by the relevant issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Description of Hypothetical Examples

Each linked share described below contains a Table of Hypothetical Values at Maturity, based on the assumptions outlined for each linked share, which demonstrates the return that you would have earned from (i) an investment in the Notes compared to (ii) a direct investment in the linked shares, based on certain percentage changes between the initial price and final price of the linked shares (prior to the deduction of any applicable brokerage fees or charges).

In each Table of Hypothetical Values at Maturity some amounts are rounded and actual returns may be different. The following is a general description of how the hypothetical values in each table were determined.

On the final valuation date, the final price of the linked shares is determined.

If the final price of the linked shares is at or above its initial price, you will receive a payment at maturity of $1,000, regardless of whether the protection price was ever reached or breached during the term of the Notes.

If the final price of the linked shares is below its initial price but the closing price of the linked shares never fell below the protection price during the term of the Notes, you will receive a payment at maturity of $1,000.

If the final price of the linked shares is below its initial price and the closing price of the linked shares fell below the protection price during the term of the Notes, you will receive, at our election, the cash amount equal to the principal amount that you invested reduced by the percentage decrease in the price of the linked shares.

In any case, you would also have received the applicable interest payments during the term of the Notes. Since the reinvestment rate for each coupon payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes exceeds the dividend yield on the linked shares, the total return on the Notes would be higher relative to the total return of an investment in the linked shares.

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If you had invested directly in the linked shares for the same period, you would have received total cash payments representing the number of shares of the linked shares you could have purchased with your $1,000 investment on the initial valuation date (assuming you could invest in fractional shares) multiplied by the final price of the linked shares. In addition, investors will realize a payment in respect of dividends which will equal the dividend yield multiplied by the $1,000 investment. Investors should realize that for purposes of these calculations the dividend yield is calculated as of the initial valuation date and is held constant regardless of the final price of the linked shares.

Since the reinvestment rate for any dividend payment is assumed to be 0.00%, assuming no change in the closing price of the linked shares from the initial valuation date to the final valuation date, if the coupon yield on the Notes was less than the dividend yield on the linked shares, the total return on the Notes would be lower relative to the total return of an investment in the linked shares.

In each instance, the percentage gain or loss from an investment in the Notes and a direct investment in the linked shares is set forth below in the Table of Hypothetical Values at Maturity.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

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Market Vectors Gold Miners

According to publicly available information, Market Vectors Gold Miners (the “ETF”) is an exchange-traded fund. The ETF seeks to replicate as closely as possible, before fees and expenses, the price and yield performance of the NYSE Arca Gold Miners Index.

The ETF normally invests at least 80% of its total assets in common stocks and American depositary receipts of companies involved in the gold mining industry. The ETF uses a “passive” or indexing investment approach where it attempts to approximate the investment performance of the NYSE Arca Gold Miners Index by investing in a portfolio of securities that generally replicates the NYSE Arca Gold Miners Index.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-10325.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2004	N/A	N/A	N/A
September 30, 2004	N/A	N/A	N/A
December 31, 2004	N/A	N/A	N/A
March 31, 2005	N/A	N/A	N/A
June 30, 2005	N/A	N/A	N/A
September 30, 2005	N/A	N/A	N/A
December 30, 2005	N/A	N/A	N/A
March 31, 2006	N/A	N/A	N/A
June 30, 2006	$40.27	$31.82	$38.70
September 29, 2006	$42.58	$33.86	$35.65
December 29, 2006	$42.32	$32.41	$39.91
March 30, 2007	$43.32	$36.19	$39.57
June 29, 2007	$42.88	$36.63	$37.89
September 28, 2007	$45.96	$32.76	$45.35
December 31, 2007	$53.84	$42.31	$45.83
March 31, 2008	$56.87	$44.85	$47.70
June 30, 2008	$51.45	$41.61	$48.59
September 30, 2008	$51.84	$27.35	$33.79
December 31, 2008	$35.49	$15.83	$33.88
March 31, 2009	$38.93	$27.15	$36.88
June 30, 2009	$45.10	$30.80	$37.82
September 30, 2009	$48.40	$34.05	$45.29
December 31, 2009	$55.40	$40.92	$46.21
March 31, 2010	$51.16	$39.48	$44.41
May 7, 2010*	$51.54	$45.36	$49.13

*	High, low and closing prices are for the period starting April 1, 2010 and ending May 7, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: GDX

Initial price: $49.13

Protection level: 75.00%

Protection price: $36.85

Coupon: 9.75% per annum

Maturity: November 30, 2010

Dividend yield: 0.23% per annum

Coupon amount monthly: $8.13

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Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	4.875%		100.12%
+ 90%	4.875%		90.12%
+ 80%	4.875%		80.12%
+ 70%	4.875%		70.12%
+ 60%	4.875%		60.12%
+ 50%	4.875%		50.12%
+ 40%	4.875%		40.12%
+ 30%	4.875%		30.12%
+ 20%	4.875%		20.12%
+ 10%	4.875%		10.12%
+ 5%	4.875%		5.12%

0%	4.875%		0.12%

	Protection Price Ever Breached?
	NO	YES
- 5%	4.875%	-0.125%	-4.88%
- 10%	4.875%	-5.125%	-9.88%
- 20%	4.875%	-15.125%	-19.88%
- 30%	N/A	-25.125%	-29.88%
- 40%	N/A	-35.125%	-39.88%
- 50%	N/A	-45.125%	-49.88%
- 60%	N/A	-55.125%	-59.88%
- 70%	N/A	-65.125%	-69.88%
- 80%	N/A	-75.125%	-79.88%
- 90%	N/A	-85.125%	-89.88%
- 100%	N/A	-95.125%	-99.88%

FWP-9

iShares® Dow Jones U.S. Real Estate Index Fund

According to publicly available information, iShares® Dow Jones U.S. Real Estate Index Fund (the “ETF”) is an exchange-traded fund. Shares of the fund are listed and trade at market prices on NYSE Arca, Inc.

The ETF seeks to provide investment results that correspond generally to the price and yield performance of the Dow Jones U.S. Real Estate Index (the “Underlying Index”). The Underlying Index measures the performance of the real estate sector of the U.S. equity market. The Underlying Index includes companies in the following industry groups: Real estate holding and development and real estate investment trusts The ETF generally invests at least 90% of its assets in securities of the Underlying Index and in depositary receipts representing securities of the Underlying Index.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-09729.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2004	$55.45	$43.75	$50.52
September 30, 2004	$55.93	$49.34	$53.98
December 31, 2004	$62.39	$54.10	$61.60
March 31, 2005	$61.97	$55.40	$56.10
June 30, 2005	$65.07	$55.35	$63.60
September 30, 2005	$68.46	$62.05	$64.27
December 30, 2005	$66.64	$58.50	$64.15
March 31, 2006	$75.02	$63.96	$73.50
June 30, 2006	$73.68	$66.58	$71.25
September 29, 2006	$78.75	$71.05	$77.15
December 29, 2006	$87.30	$76.54	$83.35
March 30, 2007	$94.99	$82.01	$85.24
June 29, 2007	$88.72	$76.11	$77.42
September 28, 2007	$80.95	$66.70	$76.47
December 31, 2007	$81.03	$64.01	$65.70
March 31, 2008	$68.74	$56.74	$65.10
June 30, 2008	$71.76	$60.24	$60.80
September 30, 2008	$77.48	$55.17	$61.95
December 31, 2008	$61.17	$23.51	$37.23
March 31, 2009	$37.66	$20.98	$25.46
June 30, 2009	$36.14	$24.74	$32.42
September 30, 2009	$46.46	$29.14	$42.67
December 31, 2009	$47.94	$39.45	$45.92
March 31, 2010	$51.16	$41.71	$49.78
May 7, 2010*	$55.00	$43.16	$49.61

*	High, low and closing prices are for the period starting April 1, 2010 and ending May 7, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: IYR

Initial price: $49.61

Protection level: 75.00%

Protection price: $37.21

Coupon: 9.00% per annum

Maturity: November 30, 2010

Dividend yield: 3.73% per annum

Coupon amount monthly: $7.50

FWP-10

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	4.50%		101.87%
+ 90%	4.50%		91.87%
+ 80%	4.50%		81.87%
+ 70%	4.50%		71.87%
+ 60%	4.50%		61.87%
+ 50%	4.50%		51.87%
+ 40%	4.50%		41.87%
+ 30%	4.50%		31.87%
+ 20%	4.50%		21.87%
+ 10%	4.50%		11.87%
+ 5%	4.50%		6.87%

0%	4.50%		1.87%

	Protection Price Ever Breached?
	NO	YES
- 5%	4.50%	-0.50%	-3.13%
- 10%	4.50%	-5.50%	-8.13%
- 20%	4.50%	-15.50%	-18.13%
- 30%	N/A	-25.50%	-28.13%
- 40%	N/A	-35.50%	-38.13%
- 50%	N/A	-45.50%	-48.13%
- 60%	N/A	-55.50%	-58.13%
- 70%	N/A	-65.50%	-68.13%
- 80%	N/A	-75.50%	-78.13%
- 90%	N/A	-85.50%	-88.13%
- 100%	N/A	-95.50%	-98.13%

FWP-11

iShares® MSCI Emerging Markets Index Fund

According to publicly available information, iShares® MSCI Emerging Markets Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the MSCI Emerging Markets Index (the “Underlying Index”).

The ETF generally invests at least 90% of assets in the securities of its Underlying Index and in depositary receipts representing securities in its Underlying Index. The Underlying Index is designed to measure equity market performance in the global emerging markets. As of September 30, 2009, the Underlying Index consisted of the following 22 emerging market indexes: Brazil, Chile, China, Colombia, the Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Malaysia, Mexico, Morocco, Peru, the Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey. As of September 30, 2009, the Underlying Index’s three largest sectors were financials, energy and materials.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-09102.’

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2004	$20.27	$15.88	$17.96
September 30, 2004	$19.20	$16.92	$19.17
December 31, 2004	$22.43	$18.87	$22.43
March 31, 2005	$24.73	$21.13	$22.53
June 30, 2005	$24.39	$21.53	$23.87
September 30, 2005	$28.38	$23.67	$28.29
December 30, 2005	$30.00	$24.95	$29.42
March 31, 2006	$33.80	$30.00	$33.00
June 30, 2006	$37.08	$27.12	$31.30
September 29, 2006	$33.33	$29.02	$32.26
December 29, 2006	$38.27	$31.63	$38.06
March 30, 2007	$39.86	$34.52	$38.83
June 29, 2007	$44.64	$38.74	$43.88
September 28, 2007	$50.67	$37.14	$49.82
December 31, 2007	$55.83	$47.18	$50.10
March 31, 2008	$50.75	$40.68	$44.79
June 30, 2008	$52.49	$44.43	$45.24
September 30, 2008	$44.77	$30.88	$34.17
December 31, 2008	$34.58	$18.22	$24.97
March 31, 2009	$27.28	$19.86	$24.81
June 30, 2009	$34.89	$24.72	$32.23
September 30, 2009	$42.00	$30.25	$38.91
December 31, 2009	$42.52	$37.30	$41.50
March 31, 2010	$43.47	$35.81	$42.12
May 7, 2010*	$46.66	$36.58	$38.19

*	High, low and closing prices are for the period starting April 1, 2010 and ending May 7, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: EEM

Initial price: $38.19

Protection level: 75.00%

Protection price: $28.64

Coupon: 8.50% per annum

Maturity: November 30, 2010

Dividend yield: 1.52% per annum

Coupon amount monthly: $7.08

FWP-12

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	4.25%		100.76%
+ 90%	4.25%		90.76%
+ 80%	4.25%		80.76%
+ 70%	4.25%		70.76%
+ 60%	4.25%		60.76%
+ 50%	4.25%		50.76%
+ 40%	4.25%		40.76%
+ 30%	4.25%		30.76%
+ 20%	4.25%		20.76%
+ 10%	4.25%		10.76%
+ 5%	4.25%		5.76%

0%	4.25%		0.76%

	Protection Price Ever Breached?
	NO	YES
- 5%	4.25%	-0.75%	-4.24%
- 10%	4.25%	-5.75%	-9.24%
- 20%	4.25%	-15.75%	-19.24%
- 30%	N/A	-25.75%	-29.24%
- 40%	N/A	-35.75%	-39.24%
- 50%	N/A	-45.75%	-49.24%
- 60%	N/A	-55.75%	-59.24%
- 70%	N/A	-65.75%	-69.24%
- 80%	N/A	-75.75%	-79.24%
- 90%	N/A	-85.75%	-89.24%
- 100%	N/A	-95.75%	-99.24%

FWP-13

iShares® MSCI EAFE Index Fund

According to publicly available information, iShares® MSCI EAFE Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance of the MSCI EAFE Index (the “Underlying Index”).

The ETF generally invests at least 90% of assets in the securities of its underlying index and in depositary receipts representing securities in its underlying index. The Underlying Index is designed by MSCI as an equity benchmark for its international stock performance. The Underlying Index includes stocks from Europe, Australasia and the Far East and as of September 30, 2009, consisted of the following 21 developed market country indexes: Australia, Austria, Belgium, Denmark, Finland, France, Germany, Greece, Hong Kong, Ireland, Italy, Japan, the Netherlands, New Zealand, Norway, Portugal, Singapore, Spain, Sweden, Switzerland and the United Kingdom.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 811-09102.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2004	$48.41	$43.27	$47.67
September 30, 2004	$47.55	$44.47	$47.13
December 31, 2004	$53.53	$47.12	$53.42
March 31, 2005	$55.36	$51.13	$52.96
June 30, 2005	$53.94	$51.12	$52.39
September 30, 2005	$58.57	$51.24	$58.10
December 30, 2005	$60.95	$54.55	$59.43
March 31, 2006	$65.52	$60.21	$64.92
June 30, 2006	$70.65	$59.40	$65.39
September 29, 2006	$68.52	$60.93	$67.75
December 29, 2006	$74.66	$67.61	$73.22
March 30, 2007	$77.18	$70.90	$76.26
June 29, 2007	$81.79	$76.05	$80.77
September 28, 2007	$83.80	$67.50	$82.59
December 31, 2007	$86.50	$78.00	$78.50
March 31, 2008	$79.22	$65.63	$71.90
June 30, 2008	$78.77	$68.06	$68.67
September 30, 2008	$68.39	$52.00	$56.30
December 31, 2008	$56.42	$35.53	$44.86
March 31, 2009	$45.62	$31.56	$37.59
June 30, 2009	$49.18	$37.28	$45.81
September 30, 2009	$56.31	$43.29	$54.68
December 31, 2009	$57.66	$52.42	$55.28
March 31, 2010	$58.00	$49.94	$55.98
May 7, 2010*	$58.09	$47.26	$49.21

*	High, low and closing prices are for the period starting April 1, 2010 and ending May 7, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: EFA

Initial price: $49.21

Protection level: 75.00%

Protection price: $36.91

Coupon: 6.25% per annum

Maturity: November 30, 2010

Dividend yield: 2.93% per annum

Coupon amount monthly: $5.21

FWP-14

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	3.125%		101.47%
+ 90%	3.125%		91.47%
+ 80%	3.125%		81.47%
+ 70%	3.125%		71.47%
+ 60%	3.125%		61.47%
+ 50%	3.125%		51.47%
+ 40%	3.125%		41.47%
+ 30%	3.125%		31.47%
+ 20%	3.125%		21.47%
+ 10%	3.125%		11.47%
+ 5%	3.125%		6.47%

0%	3.125%		1.47%

	Protection Price Ever Breached?
	NO	YES
- 5%	3.125%	-1.875%	-3.53%
- 10%	3.125%	-6.875%	-8.53%
- 20%	3.125%	-16.875%	-18.53%
- 30%	N/A	-26.875%	-28.53%
- 40%	N/A	-36.875%	-38.53%
- 50%	N/A	-46.875%	-48.53%
- 60%	N/A	-56.875%	-58.53%
- 70%	N/A	-66.875%	-68.53%
- 80%	N/A	-76.875%	-78.53%
- 90%	N/A	-86.875%	-88.53%
- 100%	N/A	-96.875%	-98.53%

FWP-15

iShares® Russell 2000 Index Fund

According to publicly available information, iShares Russell 2000 Index Fund (the “ETF”) is an exchange-traded fund. Shares of the ETF are listed and trade at market prices on a national securities exchange such as the American Stock Exchange, the Chicago Board Options Exchange, the New York Stock Exchange or the NYSE Arca, Inc. The ETF seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000 Index (the “Underlying Index”).

The Underlying Index measures the performance of the small capitalization sector of the U.S. equity market. The Underlying Index includes companies representing approximately 9.4% of the total market capitalization of all publicly traded U.S. equity securities.

Information provided to or filed with the SEC by the ETF pursuant to the Securities Act of 1933 and the Investment Company Act of 1940 can be located by reference to SEC file number 0333-92935 and 811-09729, respectively.

Historical Performance of the Linked Share

The following table sets forth the high and low intraday prices, as well as end-of-quarter closing prices, during the periods indicated below. We obtained the historical trading price information set forth below from Bloomberg, L.P., without independent verification.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
June 30, 2004	$60.58	$52.76	$59.00
September 30, 2004	$59.04	$51.34	$56.93
December 31, 2004	$65.33	$56.04	$64.75
March 31, 2005	$65.21	$59.93	$61.08
June 30, 2005	$64.65	$56.50	$63.70
September 30, 2005	$68.52	$63.44	$66.39
December 30, 2005	$69.16	$61.05	$66.72
March 31, 2006	$76.24	$66.05	$75.97
June 30, 2006	$78.02	$66.55	$71.73
September 29, 2006	$73.57	$66.35	$72.00
December 29, 2006	$79.76	$70.68	$78.03
March 30, 2007	$82.49	$75.15	$79.51
June 29, 2007	$85.17	$79.15	$82.96
September 28, 2007	$85.74	$73.24	$80.04
December 31, 2007	$84.89	$72.99	$75.92
March 31, 2008	$76.50	$64.10	$68.29
June 30, 2008	$76.23	$68.23	$69.05
September 30, 2008	$86.05	$64.52	$68.00
December 31, 2008	$67.35	$37.12	$49.24
March 31, 2009	$51.91	$34.26	$42.05
June 30, 2009	$54.55	$41.11	$51.08
September 30, 2009	$62.61	$47.27	$60.24
December 31, 2009	$63.61	$55.33	$62.44
March 31, 2010	$69.36	$58.00	$67.80
May 7, 2010*	$74.66	$63.36	$65.36

*	High, low and closing prices are for the period starting April 1, 2010 and ending May 7, 2010.

Hypothetical Examples

The following Table of Hypothetical Values at Maturity demonstrates the hypothetical amount payable at maturity based on the assumptions outlined below. Some amounts are rounded and actual returns may be different. See section “Description of Hypothetical Examples” above.

Assumptions:

•	Investor purchases $1,000 principal amount of Notes on the initial valuation date at the initial public offering price and holds the Notes to maturity.

•	No market disruption events, antidilution adjustments, reorganization events or events of default occur during the term of the Notes.

Linked share: IWM

Initial price: $65.36

Protection level: 75.00%

Protection price: $49.02

Coupon: 6.00% per annum

Maturity: November 30, 2010

Dividend yield: 1.15% per annum

Coupon amount monthly: $5.00

FWP-16

Table of Hypothetical Values at Maturity

	6-Month Total Return
Final Level (% Change)	Investment in the Notes		Direct Investment in the Linked Shares
+ 100%	3.00%		100.58%
+ 90%	3.00%		90.58%
+ 80%	3.00%		80.58%
+ 70%	3.00%		70.58%
+ 60%	3.00%		60.58%
+ 50%	3.00%		50.58%
+ 40%	3.00%		40.58%
+ 30%	3.00%		30.58%
+ 20%	3.00%		20.58%
+ 10%	3.00%		10.58%
+ 5%	3.00%		5.58%

0%	3.00%		0.58%

	Protection Price Ever Breached?
	NO	YES
- 5%	3.00%	-2.00%	-4.42%
- 10%	3.00%	-7.00%	-9.42%
- 20%	3.00%	-17.00%	-19.42%
- 30%	N/A	-27.00%	-29.42%
- 40%	N/A	-37.00%	-39.42%
- 50%	N/A	-47.00%	-49.42%
- 60%	N/A	-57.00%	-59.42%
- 70%	N/A	-67.00%	-69.42%
- 80%	N/A	-77.00%	-79.42%
- 90%	N/A	-87.00%	-89.42%
- 100%	N/A	-97.00%	-99.42%

FWP-17